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                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION



      NET INCOME PER COMMON SHARE- EXHIBIT 11

      (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        ------------------------
                                                          1998             1997
                                                        -------          -------
Net income available for
common stockholders                                     $ 3,705          $ 2,905
                                                        =======          =======

Average common shares outstanding                        15,489           15,033

Average common share equivalents:
      Options                                               269              477
                                                        -------          -------

Average number of common and
common share equivalents outstanding                     15,758           15,510
                                                        =======          =======

Net income per common share
                   Basic                                   0.24             0.19
                   Diluted                                 0.24             0.19